Contact:   Brad Morris                              News Release
           (913) 441-2466                           OTC: AVFID


FOR IMMEDIATE RELEASE


                            ADVANCED FINANCIAL, INC.
                           COMPLETES RECAPITALIZATION

Shawnee, Kansas, February 22, 1999 --- Advanced Financial, Inc. ("AVFI" or the "Company") announced today that the recapitalization of the Company pursuant to the Company's First Amended Joint Plan of Reorganization under Chapter 11 Bankruptcy of the United State Bankruptcy Code had been completed, effective February 19, 1999 (the "Effective Date").

On the Effective Date the authorized common stock of the Company was decreased from 25,000,000 to 10,000,000 shares of common stock, $0.001 par value per share and authorized preferred stock was decreased from 10,000,000 to 1,000,000 preferred stock, $0.005 par value per share. All 5,836,476 shares of Common Stock and all 363,000 shares of Preferred Stock outstanding immediately prior to the Effective Date were canceled as of the Effective Date. 3,000,000 shares of new Common Stock were issued as of the Effective Date to shareholders of record immediately prior to the Effective Date and to creditors. In addition, certain warrants and options were issued to creditors on the Effective Date pursuant to the plan of reorganization.

Management of the Company believes that the completion of the recapitalization of the Company represents a significant step towards the Company's emergence from bankruptcy reorganization, which will allow the Company to pursue future growth objectives. In structuring the reorganization, the Company attempted to preserve a net operating loss ("NOL") of approximately $8 million to $9 million which will afford the Company significant tax savings should the Company's future operations generate earnings.

Of the 3,000,000 new shares of Common Stock issued in the recapitalization, 300,000 shares were issued to holders of record of the Preferred Stock and Common Stock immediately prior to the Effective Date. Such shareholder received
 .0546 shares of new Common Stock for each canceled share of old Common Stock and old Preferred Stock.

The Company also issued pursuant to the plan of reorganization, 900,000 shares of new Common Stock and 900,000 warrants to various creditors of the Company on the Effective Date. The warrants allow the holder to purchase one share of new Common Stock per warrant at a price of $1.25. The warrants are callable by the Company at 130% of the strike price and expire on March 31, 2002. First Mortgage Investment Co.("FMIC"), a creditor with secured claims against the Company received 1,800,000 shares of the new Common Stock. In addition, FMIC received an option to acquire an additional 3,000,000 shares at $.50 per share or $1.5 million.

Stock certificates representing shares of old Common Stock and old Preferred Stock became null and void and of no force and effect as of the Effective Date. Holders of certificates representing shares of old Common Stock and old Preferred Stock are not required to turn in their certificates to receive certificates representing shares of new Common Stock. The Company's transfer agent will issue certificates representing the shares of the new common stock shortly.

The Company was required to satisfy several conditions prior to completing the recapitalization. Among them was completing an audit of the Company's financial statements and filing its annual reports on Form 10-KSB for fiscal years ended March 31, 1997 and 1998. The Company also filed its quarterly reports, on Form 10-QSB, for the quarters ended June 30, September 30, and December 31 for 1997 and 1998. These filings brought current the Company's filings with the Securities and Exchange Commission. In addition, the Company completed the sale of its office building to FMIC on February 19, 1999 at a sales price of $1.03 million. After closing costs and paying off the Company's first mortgage the Company realized net proceeds of $213,058. These proceeds will be used to pay the administrative expenses of the Company's bankruptcy and the balance will be distributed to creditors pursuant to the Company's plan of reorganization.

On February 19, 1999, the Company completed the acquisition of Cannon Financial Company ("CFC") in exchange for shares of the Company's new Common Stock. CFC is in the business of the Management and Collection of non-performing receivables. For additional information, see news release dated February 22, 1999, Advanced Financial, Inc. Acquires Cannon Financial Company.

Also, on February 19, 1999, the Company received a financing commitment from FMIC for $875,000. For additional information, see news release dated February 22, 1999, Advanced Financial, Inc. Receives an $875,000 Line of Credit.

Some of the matters discussed in this press release constitute forward-looking statements within the meaning of the securities laws. Actual results may differ materially from those projected in such forward-looking statements as a result of a variety of risks and uncertainties. Investors are cautioned that all forward-looking statements involve risk and uncertainty.